As filed with the Securities and Exchange Commission on November 12, 2008
Registration No. 333-150009
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 5
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOTROVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	3826	04-3502867
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

12 Gill Street, Suite 4000
Woburn, Massachusetts 01801
(781) 721-3600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Albert A. Luderer, Ph.D., President and Chief Executive Officer
12 Gill Street, Suite 4000
Woburn, Massachusetts 01801
(781) 721-3600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Jonathan L. Kravetz, Esq. Brian P. Keane, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Laura A. Berezin, Esq. Miguel J. Vega, Esq. Marc Recht, Esq. Cooley Godward Kronish LLP The Prudential Tower 800 Boylston Street, 46th Floor Boston, MA 02199 (617) 937-2300

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note
This Amendment No. 5 is being filed solely for the purposes of filing an exhibit to the Registration Statement on Form S-1 (Registration No. 333-150009). Accordingly, the prospectus that forms a part of the Form S-1 is not reproduced in this Amendment No. 5. This Amendment No. 5 does not reflect events occurring after the last filing date of the Form S-1, or modify or update the disclosures therein in any way other than as required to reflect the amendment set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee, the NASDAQ Global Market Listing Fee and the FINRA Filing Fee.

SEC Registration Fee		$2,948
NASDAQ Global Market Listing Fee		*
FINRA Filing Fee		8,000
Printing and Engraving Fees		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Blue Sky Fees and Expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation to be effective upon completion of this offering provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of BioTrove or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our amended and restated certificate of incorporation to be effective upon completion of this offering provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our amended and restated certificate of incorporation and our restated bylaws to be effective upon completion of this offering authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Ninth of our restated certificate of incorporation to be effective upon completion of this offering eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we may enter into agreements to indemnify our directors and officers.

Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of BioTrove, our directors and officers who sign the registration statement and persons who control BioTrove, under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have sold the following securities that were not registered under the Securities Act. The following information gives effect to a  -for-   split of our common stock to be effected prior to the completion of this offering.

(a)	Issuances of Capital Stock, Warrants and Convertible Notes

1.	On May 26, 2005, we issued warrants to purchase 150,000 shares of our common stock at an exercise price of $0.01 per share to 10 accredited investors in connection with the issuance of demand notes in an aggregate principal amount of $1,000,000. Warrants to purchase 92,205 of these shares had been exercised as of August 1, 2008.

2.	On July 1, 2005 and January 12, 2006, we issued and sold 2,346,490 shares of our Series B preferred stock at a purchase price per share of $2.6091 to 11 accredited investors for an aggregate purchase price of $6,122,227 and issued an additional 383,273 shares of our Series B preferred stock upon the conversion of demand notes in an aggregate principal amount of $1,000,000 held by the accredited investors (the “Series B Financing”).

3.	On July 1, 2005, in connection with the Series B Financing, we issued warrants to the accredited investors to purchase 503,366 shares of our common stock at an exercise price of $0.01 per share. Warrants to purchase 390,849 of these shares had been exercised as of August 1, 2008.

4.	On February 17, 2006, we issued and sold 2,341,136 shares of Series B-1 preferred stock at a purchase price of $2.99 per share to nine accredited investors for an aggregate purchase price of $6,999,997.

5.	On October 26, 2006, in connection with a capital line borrowing, we issued a warrant to GE Business Financial Services, Inc. (formerly Merrill Lynch Business Financial Services, Inc.) to purchase 67,707 shares of Series B-1 preferred stock at an exercise price of $2.99 per share.

6.	On December 20, 2006, we issued 6,000 shares of restricted common stock pursuant to our 2000 Plan to Edward L. Erickson for services rendered as a director to us.

7.	On January 22, 2007, April 2, 2007 and May 4, 2007, we issued and sold convertible promissory notes to 15 accredited investors for an aggregate purchase price of $6,300,000 (the “Series B-1 Convertible Note Financing”). On July 23, 2007, the accredited investors elected to convert the convertible promissory notes into 2,168,945 shares of Series B-1 preferred stock.

8.	On January 22, 2007, April 2, 2007 and May 4, 2007, in connection with the Series B-1 Convertible Note Financing, we issued warrants to the accredited investors to purchase 433,781 shares of our common stock at an exercise price of $0.01 per share. Warrants to purchase 164,654 of these shares had been exercised as of August 1, 2008.

9.	On March 28, 2007, we issued 6,000 shares of restricted common stock pursuant to our 2000 Plan to Gregory C. Critchfield for services rendered as a director to us.

10.	On August 20, 2007, we issued warrants to two accredited investors in connection with consulting agreements to purchase 43,298 and 21,649 shares of common stock at an exercise price of $0.67 per share. Warrants to purchase 53,298 of these shares had been exercised as of August 1, 2008.

11.	From December 10, 2007 to March 20, 2008, we issued and sold convertible promissory notes to 19 accredited investors for an aggregate purchase price of $22,661,225 (the “Series C Convertible Note Financing”). In connection with the Series C Convertible Note Financing, we retired demand notes in an aggregate amount of $6,250,000 held by three accredited investors.

12.	On January 29, 2008, we issued 6,412 shares of our Series B-1 preferred stock to Gregory C. Critchfield, M.D. for services provided as a member of our board of directors in 2007.

No underwriters were used in the foregoing transactions. The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the shares for investment and not distribution, and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b)	Certain Grants and Exercises of Stock Options

Pursuant to our Amended 2000 Stock Plan, as of August 1, 2008, we have issued options to purchase an aggregate of 3,779,370 shares of common stock. Of these options:

•	options to purchase 755,435 shares of common stock have been canceled or lapsed without being exercised;

•	options to purchase 213,412 shares of common stock have been exercised; and

•	options to purchase a total of 2,810,523 shares of common stock are currently outstanding, at a weighted average exercise price of $1.00 per share.

The sale and issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

	For the year ending December 31,
	2005	2006	2007

Allowance for doubtful accounts
Balance, beginning of period	$—	$—	$—
Provision for uncollectible accounts	—	—	13,043
Deductions	—	—	—

Balance, end of period	$—	$—	$13,043

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Amendment No. 5 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woburn, Massachusetts, on November 12, 2008.

BIOTROVE, INC.

By:	/s/ Albert A. Luderer
Albert A. Luderer, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Albert A. Luderer Albert A. Luderer, Ph.D.	President, Chief Executive Officer and Director (principal executive officer)	November 12, 2008
/s/ Jeffrey C. Leathe Jeffrey C. Leathe	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	November 12, 2008
* Colin J.H. Brenan, Ph.D.	Director	November 12, 2008
* Gregory C. Critchfield, M.D.	Director	November 12, 2008
* Robert H. Ellis	Director	November 12, 2008
* Edward L. Erickson	Director	November 12, 2008
* Enrico Petrillo, M.D.	Director	November 12, 2008
* Joshua S. Phillips	Director	November 12, 2008

*By:	/s/ Jeffrey C. Leathe
Jeffrey C. Leathe
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

* 1.1		Form of Underwriting Agreement.
@ 3.1		Restated Certificate of Incorporation of the Registrant.
* 3.2		Amended and Restated Certificate of Incorporation of the Registrant to be filed and effective upon completion of this offering.
@ 3.3		Bylaws of the Registrant.
* 3.4		Restated Bylaws of the Registrant to be effective upon completion of this offering.
* 4.1		Form of Common Stock Certificate.
@ 4.2		Second Amended and Restated Registration Rights Agreement by and among the Registrant, Common Stockholders (as defined therein) and Investors (as defined therein), dated December 10, 2007.
@ 4.3		Form of Warrant to Purchase Common Stock issued by the Registrant in connection with its 2005 Series B Financing.
@ 4.4		Form of Warrant to Purchase Common Stock issued by the Registrant in connection with its 2007 Bridge Financing.
@ 4.5		Form of Warrant to Purchase Series A-1 Preferred Stock issued by the Registrant to Oxford Finance Corporation.
@ 4.6		Warrant to Purchase Series B-1 Preferred Stock issued by the Registrant to Merrill Lynch Business Financial Services, Inc.
@ 4.7		Form of Warrant to Purchase Common Stock issued by the Registrant in connection with consulting agreements.
* 5.1		Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
@ # 10.1		Exclusive Patent License Agreement by and between the Registrant and The Massachusetts Institute of Technology, dated May 11, 2001, as amended.
@ # 10.2		Exclusive Agreement by and between the Registrant and The Board of Trustees of the Leland Stanford Junior University, dated May 6, 2004.
@ 10.3		Co-Marketing Agreement by and between the Registrant and Agilent Technologies R&D and Marketing GmbH & Co. KG, dated October 3, 2007, as amended.
@ # 10.4		Intellectual Property License, Collaboration and Supply Agreement by and between the Registrant and Applera Corporation through its Applied Biosystems Group, dated November 9, 2007.
@ # 10.5		Patent License Agreement by and between the Registrant and Applera Corporation through its Applied Biosystems Group, dated November 9, 2007.
@ # 10.6		Thermal Cycler Supplier Agreement by and between the Registrant and Applera Corporation through its Applied Biosystems Group, dated December 22, 2004.
@ 10.7		Commercial Lease Agreement by and between the Registrant and Cummings Properties, LLC, dated January 21, 2003, as amended.
@ 10.8		Credit and Security Agreement between the Registrant and GE Business Financial Services, Inc. (formerly Merrill Lynch Capital), dated October 26, 2006, as amended.
@ 10.9		Amended 2000 Stock Plan, as amended.
* 10.10		2008 Employee, Director and Consultant Stock Plan, and forms of agreements thereunder.
@ 10.11		Employment Agreement by and between the Registrant and Albert A. Luderer, dated December 5, 2007.
@ 10	.11.1	Amended and Restated Employment Agreement by and between the Registrant and Albert A. Luderer, dated as of December 5, 2007 and amended as of May 30, 2008.
@ 10.12		Letter Agreement by and between the Registrant and Jeffrey C. Leathe, dated October 9, 2007.
@ 10.13		Employment Agreement by and between the Registrant and Robert H. Ellis, dated December 5, 2007.

Exhibit
Number		Description of Exhibit

@ 10	.13.1	Amended and Restated Employment Agreement by and between the Registrant and Robert H. Ellis, dated as of December 5, 2007 and amended as of May 30, 2008.
@ 10.14		Employment Agreement by and between the Registrant and Colin J.H. Brenan, Ph.D., dated December 5, 2007.
@ 10	.14.1	Amended and Restated Employment Agreement by and between the Registrant and Colin J.H. Brenan, Ph.D., dated as of December 5, 2007 and amended as of May 30, 2008.
@ 10.15		Employment Agreement by and between the Registrant and Paul E. Pescatore, dated December 5, 2007.
@ 10	.15.1	Amended and Restated Employment Agreement by and between the Registrant and Paul E. Pescatore, dated as of December 5, 2007 and amended as of May 30, 2008.
@ 10	.15.2	Letter Agreement by and between the Registrant and Paul E. Pescatore, dated June 25, 2008.
@ 10.16		Letter Agreement by and between the Registrant and Edward F. Sztukowski, dated October 31, 2007.
@ 10.17		Restricted Stock Agreement by and between the Registrant and Edward L. Erickson, dated December 20, 2006.
@ 10.18		Letter Agreement by and between the Registrant and Edward L. Erickson, dated September 27, 2006.
@ 10.19		Restricted Stock Agreement by and between the Registrant and Gregory C. Critchfield, M.D., dated March 28, 2007.
@ 10.20		Letter Agreement by and between the Registrant and Gregory C. Critchfield, M.D., dated March 28, 2007.
@ # 10.21		Collaboration and Services Agreement by and between the Registrant and OSI Pharmaceuticals, Inc, dated April 1, 2008.
@ 10.22		Commercial Lease Agreement by and between the Registrant and Black Mountain Holdings, LLC, dated March 20, 2008.
* 10.23		2008 Bonus Program.
@ 10.24		Director Compensation Policy.
@ 10.25		Bonus Agreement by and between the Registrant and Jeffrey C. Leathe, dated March 17, 2008.
@ 10.26		Bonus Agreement by and between the Registrant and Edward F. Sztukowski, dated March 17, 2008.
$# 10.27		Non-Exclusive Reseller Agreement by and between the Registrant and Applera Corporation through its Applied Biosystems Group, dated as of June 1, 2008.
@ 21.1		Subsidiaries of the Registrant.
@ 23.1		Consent of KPMG LLP.
* 23.2		Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).
@ 24.1		Powers of Attorney.

@	Previously filed.

$	Replaces previously filed exhibit.
*	To be filed by amendment.
#	Confidential treatment has been requested for portions of this exhibit.